SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
______________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 30, 2010

CRAFT BREWERS ALLIANCE, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
 (Address of Principal Executive Offices, Zip Code)

(503) 331-7270
 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

Craft Brewers Alliance, Inc. (“CBA” or the “Company”) and Bank of America, N.A. (“BofA”) executed a third modification dated September 30, 2010 (“Third Modification”) to the loan agreement dated July 1, 2008 (“Loan Agreement”).

Pursuant to the Third Modification, the maximum borrowing availability under the revolving line of credit (“Line of Credit”) has been increased, the maturity date of the Line of Credit has been extended, and the marginal rates for borrowing under the Loan Agreement and the quarterly fees on the unused portion of the Line of Credit have been reduced.  BofA also consented to the Company’s acquisition of Kona Brewing Co., Inc. (“KBC”), including the assumption of debt of KBC, as discussed in further detail in Item 2.01 below.  Under the Third Modification, KBC and related entities have been added as guarantors with respect to the Loan Agreement following the closing of the acquisition.

The maximum borrowing available under the Line of Credit increased from $15.0 million to $22.0 million and the maturity date for the Line of Credit was extended from January 1, 2013 to September 30, 2015.

Under the Loan Agreement as amended, the Company may select either the London Inter-Bank Offered Rate (“LIBOR”) or the Inter-Bank Offered Rate (“IBOR”) (each, a “Benchmark Rate”) as the basis for calculating interest on the outstanding principal balance of the Line of Credit. Interest accrues at an annual rate equal to the Benchmark Rate plus a marginal rate. The Company may select different Benchmark Rates for different tranches of its borrowings under the Line of Credit. Effective with the Third Modification, the marginal rate will range from 1.00% to 2.25% based on the ratio of the Company’s funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined (“funded debt ratio”).  LIBOR rates may be selected for one, two, three, or six month periods, and IBOR rates may be selected for no shorter than 14 days and no longer than six months. Accrued interest for the Line of Credit is due and payable monthly.

Under the Loan Agreement as amended, the quarterly fee imposed on the unused portion of the Line of Credit, including the undrawn amount of any related standby letter of credit, will range from 0.15% to 0.30% based on the Company’s funded debt ratio. An annual fee will be payable in advance on the notional amount of each standby letter of credit issued and outstanding multiplied by an applicable rate ranging from 1.00% to 2.25%.

The Loan Agreement also includes a term loan with a remaining principal balance of approximately $12.7 million at September 30, 2010.

Item 2.01          Completion of Acquisition or Disposition of Assets

On October 1, 2010 (the “effective date”), the Company completed its acquisition of KBC and related entities pursuant to an agreement and plan of merger dated July 31, 2010 (the “Merger Agreement”).  The brief summary below of the material terms and conditions of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which was filed by the Company with the Securities and Exchange Commission (“SEC”) as Exhibit 2.1 to a Current Report on Form 8-K filed August 3, 2010.

As of the effective date, CBA’s wholly owned subsidiary, Kona Brewing Co., LLC (“Kona”), formerly known as 2010 Enterprises LLC, acquired all outstanding shares of KBC common stock in exchange for aggregate consideration of approximately $14.1 million (the “Merger Consideration”), which was comprised of approximately $6.1 million in cash and the balance (approximately $8.0 million) in the form of 1,667,000 shares of CBA’s common stock, par value $0.005 per share (the “Common Stock”), based on the value of such shares when the Merger Agreement was executed. Of the total shares issued, the Company deposited 292,456 shares of Common Stock in escrow with a designated escrow agent (the “Escrow Shares”) in connection with indemnification provisions relating to claims that may be asserted by CBA in connection with breaches of representations and warranties made by KBC and its shareholders (the “KBC shareholders”).  The Merger Consideration is subject to adjustment based on final verification by the parties to the Merger of the final balance sheet of KBC, including its working capital position, as of the effective date.

Kona Brewery LLC (“KBL”) will continue to own and operate its brewing facilities located in Kailua-Kona, Hawaii as a wholly owned subsidiary of CBA.  The Company acquired a 20% equity interest in KBL as a result of its merger with Widmer Brothers Brewing Company in 2008.

CBA, a company founded by passionate brewers, celebrates the unique heritage of all its brands and is committed to continuing to brew the highest quality artisan beers for craft beer enthusiasts.  Kona, a Hawaii-based craft brewer with a strong commitment to the heritage and culture of the islands, produces beers that capture the roots, traditions and passions of the close-knit community in Hawaii.

Certain Related Party Transactions

As a result of the Merger, Kona assumed leases from KBC for office space and the land beneath the brewery and pub located in Kona, Hawaii (the “Kona Brewery”).  KBC entered into these leases with Manini Holdings, LLC (“Manini”), whose members are W. Cameron Healy and Mattson Davis, each of whom was a KBC shareholder.  Minimum lease fees to be paid to Manini by Kona are expected to total approximately $52,800 and $160,000 for the years ending December 31, 2010 and 2011, respectively. The triple-net lease has a 10-year term expiring in 2020, with two consecutive five-year extensions at the election of the lessee upon written notice. The rent during an extension period, if any, will be established at fair market levels at the beginning of each renewal period.

As a result of the Merger, Kona assumed borrowings from KBC totaling $1.4 million under a note payable to the Bill Healy Foundation (the “BHF Debt”). W. Cameron Healy is a trustee of the foundation.  The BHF Debt is collateralized by a security interest in the photovoltaic cell system installed at the Kona Brewery.  Interest accrues at 4.75% per annum. Interest payments are due and payable monthly, with principal payments beginning November 2010.  Any unpaid principal balance and unpaid accrued interest will be due in full on December 21, 2014.

All cash proceeds received from federal grants and state credits associated with the installation of the photovoltaic cell system are required to be remitted as principal repayment of the BHF Debt.  The Company expects that Kona will receive a total of approximately $520,000 for the federal grants and state credits within six months of the effective date.

As required by the Merger Agreement, Messrs. Healy and Davis also each executed a non-competition and non-solicitation agreement with the Company, pursuant to which each agreed, during the period ending on October 1, 2015, not to:

▪
directly or indirectly (except through ownership interest of less than 0.5% of a publicly traded company) engage in the manufacturing, advertising, marketing, sale or distribution, whether for himself or for others, of any malt beverage product in North America;

▪
directly or indirectly (except on behalf of the Company), solicit or encourage any employees of the Company to leave employment with the Company or enter into an employment or service arrangement with a competitive business;

▪	hire or enter into any service arrangement with any Company employee; or
▪	solicit or encourage any customer or potential customer of the Company to limit, restrict, or cease use of the Company’s or its affiliates' services or products.

A copy of the non-competition and non-solicitation agreement between the Company and Mr. Healy is attached hereto as Exhibit 10.2. A copy of the non-competition and non-solicitation agreement between the Company and Mr. Davis is attached hereto as Exhibit 10.3.

The Company appointed Mr. Davis as the President and Chief Executive Officer of the Hawaiian subsidiaries in charge of the Company’s operations in Hawaii. Mr. Davis will work closely with Terry Michaelson, CBA’s Chief Executive Officer, to nurture the authenticity of the Kona brand and position it for long-term growth on the U.S. mainland.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 1, 2010, the Company borrowed $6.1 million under the Line of Credit to fund the cash component of the Merger Consideration.

As of the effective date, Kona assumed the obligations of KBC, including those obligations described in further detail in Item 2.01 above under the caption – “Certain Related Party Transactions”.  The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.  Kona also assumed the capital lease obligations of KBC associated with the use of small production equipment and machinery; however, the total balance of these obligations is immaterial as of the effective date.

Item 3.02          Unregistered Sales of Equity Securities

On October 1, 2010, the Company issued a total of 1,384,544 shares of Common Stock to the three shareholders of KBC pursuant to the Merger Agreement as a portion of the Merger Consideration relating to the Company’s acquisition of KBC and related entities. The Company also deposited 292,456 Escrow Shares in connection with indemnification provisions relating to claims that CBA may assert due to breaches of representations and warranties made by KBC and the KBC shareholders. The KBC shareholders have voting power over the Escrow Shares.  The escrow agreement will expire on March 31, 2012, at which time all shares not relinquished to the Company in settlement of a claim for indemnification will be released to the KBC shareholders.

All such shares of Common Stock were issued in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as a transaction by an issuer not involving a public offering.  As of October 5, 2010, the total number of shares of Common Stock outstanding is 18,819,053.

Forward-Looking Statements

The foregoing information regarding the proposed merger includes forward looking statements that are subject to risks and uncertainties, including but not limited to the receipt by Kona of the expected amounts under federal grants and state credits relating to Kona’s photovoltaic cell system.  Other factors that could create or contribute to other risks and uncertainties are more fully described in CBA’s filings with the SEC, including, but not limited to, CBA’s quarterly report on Form 10-Q for the quarter ended June 30, 2010. The forward-looking statements in this report speak only as of the date hereof, and CBA expressly disclaims any intent or obligation to update these forward-looking statements.

Item 9.01          Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

It is not practical to provide the required financial statements at this time.  Such financial statements will be filed as an amendment to this Current Report on Form 8-K no later than 71 days after the deadline for filing this Form 8-K.

(b)	Pro Forma Financial Information of Business Acquired

See paragraph (a) above.

(d)	Exhibits
2.1
Agreement and Plan of Merger among Craft Brewers Alliance, Inc., Kona Brewing Co., Inc. and related parties, dated July 31, 2010 (Incorporated by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on August 3, 2010)

10.1	Third Loan Modification Agreement dated September 30, 2010 to the Loan Agreement dated July 1, 2008 between the Registrant and Bank of America, N.A.
10.2	Non-Competition and Non-Solicitation Agreement dated October 1, 2010 between the Registrant and W. Cameron Healy
10.3	Non-Competition and Non-Solicitation Agreement dated October 1, 2010 between the Registrant and Mattson Davis

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREWERS ALLIANCE, INC.

Dated: October 6, 2010	By:	/s/ Mark D. Moreland
Mark D. Moreland
Chief Financial Officer
and Treasurer